Exhibit 10.5

ESSENDANT INC.

AND SUBSIDIARIES

MANAGEMENT INCENTIVE PLAN

For Employees Other Than Section 16 Officers

section 1.

EFFECTIVENESS AND PURPOSE

1.1Establishment and Effectiveness of the Plan.  Essendant Inc. ( “Essendant”) hereby establishes the Plan, effective as of January 1, 2017, as an incentive compensation plan for key employees of the Company who are not Section 16 Officers.

1.2Purpose.  The purpose of the Plan is to motivate and reward Participants for the achievement of operational goals.

section 2.

DEFINITIONS

2.1Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided.  When the defined meaning is intended, the term is capitalized.

(a)“Award Agreement” shall mean a written notice or agreement setting forth the terms of a Participant’s award made pursuant to this Plan.

(b)“Base Salary” shall mean the regular salary, before any salary reduction contributions made to the Company’s 401(k) or Section 125 plans or other deferred compensation plans, but not including any awards under this Plan and not including any other bonuses, incentive pay, or special awards, earned by a Participant.

(c)“Cause” shall mean (i) the Participant’s conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) the Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) the Participant’s illegal use of drugs; (iv) the Participant’s material breach of this Plan or any employment-related undertakings provided in a writing signed by the Participant at any time; (v) gross negligence or willful misconduct in the performance of the Participant’s duties; (vi) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in competitive acts while employed by the Company; or (vii) the Participant’s willful refusal to perform the assigned duties for which the Participant is qualified as directed by the Participant’s supervising officer or the President and Chief Executive Officer; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) which is curable by the Participant, the Participant has been given written notice by the Company of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the President and Chief Executive Officer. For purposes of this definition of Cause, action or inaction by the Participant shall not be considered “willful” unless done or omitted by the Participant (A) intentionally or not in good faith and (B) without reasonable belief that the Participant’s action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Company” shall mean Essendant and its direct and indirect consolidated Subsidiaries.

(f)“Disability” shall mean a Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his or her duties and obligations as an employee of the Company or to participate effectively and actively as an employee of the Company for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.  Notwithstanding the foregoing, to the extent necessary to cause an award to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Disability” shall mean a “disability” as described in Treasury Regulations Section 1.409A-3(i)(4).

(g)“Effective Date” shall have the meaning set forth in Subsection 1.1.

(h)“Employee” shall mean an employee of the Company who is in a position meeting the defined eligibility criteria for participation in the Plan, as stated in Subsection 3.1.

(i)“Essendant” shall have the meaning set forth in Subsection 1.1.

(j)“Final Award” shall mean the award earned by a Participant based on a comparison of actual results at the end of the Performance Period against the Performance Measures established at the beginning of the Performance Period.

(k)“Incentive Category” shall mean the Company financial metric group designated to the Participant based on position and assignment within the Company.

(l) “Participant” shall mean an Employee who is approved by the President and Chief Executive Officer for participation in the Plan for a specified Performance Period,

(m)“Performance Measures” may be based on any one or more of the following measures applicable to the Company, as selected by the President and Chief Executive Officer for any Performance Period: (i) earnings per share; (ii) net earnings/income; (iii) net operating earnings/income; (iv) net operating earnings/income after taxes; (v) net operating earnings/income per share; (vi) EPS from continuing operations; (vii) EBIT;

(viii) stock price appreciation; (ix) total shareholder return; (x) relative total shareholder return (for example, as compared to peer group performance); (xi) sales/revenues, or any component thereof; (xii) sales/revenue growth; (xiii) unit volume; (xiv) gross or operating margins/margin contribution; (xv) economic value added or economic profit; (xvi) return on assets (net assets or operating assets); (xvii) return on equity; (xviii) return on invested capital or invested capital efficiency; (xix) working capital or working capital efficiency; (xx) cash flow/free cash flow; (xxi) net cash provided by operating activities; (xxii) cash return on assets; (xxiii) waste recovery, cost control and/or operating efficiency targets; (xxiv) expense targets; (xxv) safety goals; (xxvi)  total cost factor; (xxvii) cost factor; (xxviii) category supplier allowance rate; (xxix) gross merchandise sales; (xxx) non-shared margin; and (xxxi) non-shared sales.  Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or assets or net assets. Performance Measures may also include individual, team or functional goals.

(n)“Performance Period” shall mean the pre-established period over which the applicable Performance Measure(s) is/are measured for purposes of determining a Participant’s Final Award.  For the avoidance of doubt, the Performance Period may be the calendar year and may be a period spanning several calendar years.

(o) “Plan” shall mean the Management Incentive Plan as set forth herein and as may be amended with respect to any awards determined or made for any periods beginning on or after the Effective Date.

(p)“Retirement” shall mean a Participant’s termination of employment with the Company for any reason other than Cause after the Participant attains age 60 with at least five years of continuous service with the Company.

(q)“Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Board of Directors in which the Company (or any entity that is a successor to the Company) has a significant interest.

(r)“Section 16 Officer” shall mean an officer who is designated as a Section 16 officer by the Board of Directors of Essendant.

(s)“Target Incentive Award” shall mean the award to be paid to a Participant for meeting the respective target levels of the Performance Measures applicable to such Participant in a particular Performance Period.  To the extent determined by the President and Chief Executive Officer, such Target Incentive Awards may be expressed as a percentage of a Participant’s actual Base Salary on the first day of the Performance Period, with promotional adjustments or other Base Salary changes that occur during the Performance Period made on a prorata basis, using whole months.

2.2Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.

section 3.

ELIGIBILITY AND PARTICIPATION

3.1Eligibility.  Eligibility for participation in the Plan will be limited to those key Employees who, by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the profitability and earnings results of the Company.  However, any Employee participating in a sales incentive, commission arrangement, or who is treated as an independent contractor shall be excluded from participation in this Plan. In addition, any Employee who is a Section 16 Officer shall be excluded from participation in this Plan.

3.2Participation.  Participation in the Plan shall be determined annually by the President and Chief Executive Officer of Essendant.  Employees approved for participation shall be notified of their selection.

3.3Partial Performance Period Participation.  The President and Chief Executive Officer may allow an individual who becomes eligible during the Performance Period to participate in the Plan.  In such case, the Participant’s Final Award shall be prorated based on the portion of the Performance Period in which the applicable Participant participated in the Plan.  Such proration shall be as reasonably determined by the President and Chief Executive Officer.

3.4No Right to Participate.  Participation by an Employee in a prior Performance Period does not provide a right or entitlement to be selected for participation in a current or future Performance Period.

section 4.

AWARD DETERMINATION

4.1Performance Measures.  The President and Chief Executive Officer shall establish for each Performance Period one or more Performance Measures and a level of performance for each at which one hundred percent (100%) of the Target Incentive Award shall be earned.  The President and Chief Executive Officer also shall establish for each Performance Measure a range of performance levels above and below this target performance level, including levels at which the maximum and minimum incentive awards shall be earned, with other intermediate performance attainment between such levels to yield awards prorated between the levels established by the President and Chief Executive Officer.  The President and Chief Executive Officer will establish the Performance Measures applicable for each Participant, taking into consideration such Participant’s duties and responsibilities, as well as the related Target Incentive Awards and maximum and minimum award levels.

4.2Other Terms.  The terms of a Participant’s award under this Plan, including any vesting provisions or any other terms, may be set forth in an Award Agreement.  Except to the extent such terms specifically contradict this Plan, the terms of any Award Agreement shall control the terms of the Participant’s applicable award.

4.3Adjustment of Performance Measure Targets.  Subject to the final sentence of Subsection 4.3, the President and Chief Executive Officer shall have the right to adjust the Performance Measure Targets (either up or down) during the Performance Period if it is determined that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Measures and unduly influenced the Company’s ability to meet them. Further, the President and Chief Executive Officer shall have the right to adjust the Performance Measures and the Final Award amounts during the Performance Period in the event of a Performance Period consisting of less than the anticipated length of time (e.g., a Performance Period is shortened due to external factors).

4.4  Final Award Determinations.  At the end of each Performance Period, the President and Chief Executive Officer shall review performance against Performance Measures and approve Final Awards for each Participant.  Participants must be actively employed by the Company on the last day of the Performance Period, except as provided in Subsections 6.1 and 6.3, to receive an award for that Performance Period. Notwithstanding anything herein to the contrary, if the President and Chief Executive Officer determines that payment or accrual of the Final Awards is likely to cause Essendant to violate a covenant under any agreement between Essendant and any lender, the President and Chief Executive Officer may reduce or eliminate any Final Awards to the extent earned based on Participants’ personal performance against management business objectives.

section 5.

PAYMENT OF FINAL AWARDS

5.1Form and Timing of Payment.  Except as otherwise set forth in an Award Agreement, payment of Final Awards shall be made in cash following the end of the Performance Period as soon as practicable thereafter as the President and Chief Executive Officer shall determine, but not later than March 15 of the calendar year next following the calendar year in which the end of the Performance Period occurs.  The Final Awards shall be a liability of the Company as of the last day of the Performance Period.

5.2Overpayment of Award.  Where permitted by law, the Company reserves the right to recover any unintended overpayment of incentive payouts.  By accepting payments under the Plan, the participant agrees to allow such deductions or, where necessary, to promptly repay any overages.

section 6.

TERMINATION OF EMPLOYMENT

6.1Termination of Employment due to Death, Retirement, Disability or Reduction in Force.  Except as otherwise set forth in an Award Agreement, in the event a Participant’s employment is terminated by reason of death, retirement, disability or reduction in force to be determined by the Company in its sole discretion, the Final Award shall be reduced to reflect participation prior to termination.  The prorated Final Award thus determined shall be paid when other awards under the Plan are paid following the end of the Performance Period.

6.2Termination for Cause and Voluntary Termination.  In the event a Participant’s employment is terminated for Cause or the Participant voluntarily terminates prior to the end of the Performance Period, the Participant shall not be entitled to an award for any Performance Period in effect at the time such termination occurs.

section 7.

RIGHTS OF PARTICIPANTS

7.1Employment.  Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.   Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the President and Chief Executive Officer and officers to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

7.2Nontransferability.  No right or interest of any Participant in this Plan shall be assignable or transferable or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

section 8.

ADMINISTRATION

8.1Administration.  This Plan shall be administered by the President and Chief Executive Officer in accordance with the provisions contained herein.

8.2Questions of Construction and Interpretation.  The determination of the President and Chief Executive Officer in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons.  The President and Chief Executive Officer’s interpretative responsibility shall include any and all definitions in the Plan, including, but not limited to, interpretations of Cause.

8.3Liability.  The President and Chief Executive Officer or any other persons acting under the direction of the President and Chief Executive Officer, shall not be liable and shall be held harmless for any act or failure to act hereunder.

section 9.

AMENDMENTS

9.1Amendments.  The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, provided that no such modification, amendment, suspension, or termination may without the consent of the Participant (or his or her beneficiary in the case of death of the Participant) reduce after the end of the Performance Period the right of a Participant (or the Participant’s beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the detriment of a Participant any potential rights in that Performance Period pursuant to Section 11 of this Plan.

section 10.

REQUIREMENTS OF LAW

10.1Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Illinois.

10.2Withholding Taxes.  Essendant or any Subsidiary, as appropriate, shall have the right to deduct from all payments under the Plan any Federal, state or other taxes required by law to be withheld with respect to such payments.

section 11.

MERGER, CONSIDERATION, OR ACQUISITION

11.1Payment Upon Change of Control.  If the Plan terminates upon or after a Change of Control of Essendant during a Performance Period in which the Change of Control occurs, a Participant in the Plan for a Performance Period during which a Change of Control occurs shall be entitled to an amount equal to the Participant’s Target Incentive Award for such Performance Period.  Such amount shall be paid in cash to the Participant on or after the date of termination of the Plan, but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs.  Except as provided in an applicable Award Agreement, for purposes of this Plan, a “Change of Control” shall have the same meaning as in the Company’s Amended and Restated 2015 Long-Term Incentive Plan (as amended and restated on May 20, 2015, and as may be further amended).

section 12.

INDEMNIFICATION

12.1Indemnification.  The President and Chief Executive Officer shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with any claim, action, suit, or proceeding to which he may be a party by reason of any action taken or failure to act under the Plan.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

section 13.

EXPENSES OF THE PLAN

13.1

Expenses of the Plan.  The expenses of administering the Plan shall be borne by the Company.